Exhibit 99.1

Porter Bancorp, Inc. Declares Cash Dividend

LOUISVILLE, Ky.--(BUSINESS WIRE)--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that its Board of Directors declared a cash dividend of $0.21 per share. The dividend will be payable on April 1, 2008, to shareholders of record as of March 15, 2008.

“Porter Bancorp realizes that its cash dividend is an important part of our long-term strategy to build shareholder value,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “The dividend action taken by our Board reflects the Company’s strong financial performance to date and the Board’s confidence in our future prospects.”

About Porter Bancorp, Inc.

Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the sixth largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky, with $1.5 billion in assets as of December 31, 2007. Through Porter’s subsidiary PBI Bank, it operates banking offices in Louisville and 17 other Kentucky communities located along central Kentucky’s Interstate 65 corridor, which runs through Louisville and central Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

PBIB-F PBIB-G

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO